Joint Marketing and Warrant Agreement
                 Between KEWi.net and Qwest Cyber.Solutions

This Joint Marketing and Warrant Agreement (the "Agreement") is made and entered into this 22nd day of May, 2000 by and between KEWi.net, Inc., a Colorado corporation ("KEWi.net"), and Qwest Cyber.Solutions LLC ("QC.S") a Delaware limited liability company; hereafter collectively referred to herein as the "parties" or individually and the "party."

                                Recitals

A. KEWi.net is engaged in the software development and sales of an Internet based customer support and knowledge management product known as KEWi. KEWi is sold through two primary business models:
First, as an Application Service delivered from the 3Si data center in Denver CO; Second, by licensing the executable and modules of the KEWi product directly to customers.

B. QC.S is an Application Service Provider ("ASP") providing application management, application hosting, and full ASP services to its customers.

C. QC.S and KEWi.net are currently negotiating and contemplate the execution of a license to the KEWi product for use on the QC.S corporate web site for community management, knowledge management, and general Customer Relations Management (CRM) capabilities.

D. QC.S has entered into a production agreement with BVP Media, Inc. and KEWi.net to build a corporate web site unique to QC.S, targeted at potential customers, current customers, and QC.S employee communities.

E. QC.S and KEWi.net wish to create a relationship wherein QC.S will use the KEWi product as a primary component of QC.S's internal facing CRM architecture. Additionally, QC.S and KEWi.net will begin exploration of the opportunities for QC.S to become a channel partner of the KEWi product with the intent to enter a further agreement for channel partnering.

                               Agreement

In consideration of the foregoing, the parties agree as follows:

1.  Definitions.  For the purposes of this Agreement:

1.1 "KEWi Product" means the Internet based customer support and knowledge management product developed and owned by KEWi.net.

1.2  "Effective Date" is the date first indicated above.

1.3 "Confidential Information" refers to any and all technical and non-technical information including any proprietary information, techniques, algorithms, and software programs related to the current, future and proposed products and services of each of the parties, and includes, without limitation, the party's respective information concerning research, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, customer addresses (electronic or otherwise), business forecasts, sales and merchandising, and marketing plans and information. Confidential Information will not include information to the extent that: (i) such information is or becomes publicly available through authorized disclosure; (ii) such information that was received by the receiving party without restriction from a third party not under obligation not to disclose it and otherwise not in violation of the disclosing party's rights; or (iii) such information was in the possession of the receiving party at the time of the disclosure or was independently developed by employees or independent contractors of the receiving party who did not have access to the Confidential Information of the disclosing party.

2.  Strategic Relationship.

2.1 QC.S agrees to use KEWi Product as its primary community management and knowledge management software technology in the implementation of the CRM architecture for the QC.S corporate web site, so long as such product meets its technical and business needs. The QC.S corporate web site is intended to serve potential customers, customers and QC.S employee communities.

2.2 QC.S and KEWi.net agree to issue a joint press release announcing the relationship described in this Agreement. The language of the press release will be mutually agreed between the parties prior to its issue. KEWi.net's parent corporation 3Si Holdings, Inc. will file an 8K report with the SEC, as required by applicable securities law.

2.3 QC.S agrees to act as a premier reference to other potential customers and businesses for KEWi Product based solutions, so long as the KEWi Product is performing in compliance with its specifications and as reasonably expected by QC.S. As a premier reference, QC.S will allow the use of mutually agreed quotes by QC.S employees in connection with KEWi.net marketing and sales materials, including but not limited to, audio, video, print, Internet and other mediums as deemed appropriate by QC.S and KEWi.net.

2.4 QC.S agrees to place KEWi.net on the QC.S corporate web site through a "Powered By" logo for the KEWi Product, so long as QC.S uses the KEWi Product. The "Powered By" logo will be displayed on the web pages that utilize the KEWi Product technology in a prominent fashion, provided that it shall not detract from the artistic and navigation requirements of the web page and provided further that it will be displayed according to the reasonable standards promulgated by QC.S for its partner logos. The "Powered By" logo will be an Internet link to the KEWi.net web site. The KEWi.net web site will be maintained by KEWi.net in compliance with all applicable laws and in a commercially reasonable manner.

2.5 QC.S agrees to display KEWi.net as a partner in the partner section of the QC.S corporate web site according to the standards promulgated by QC.S.

2.6 At the request of QC.S, KEWi.net will include the QC.S logo and a link to the QC.S web site according to the reasonable standards promulgated by QC.S and in a mutually agreeable location at such site.

3. Future Channel Partner Agreement. As part of this Agreement, QC.S and KEWi.net agree to explore the opportunities for QC.S to become a channel partner of KEWi.net for the purpose of delivering KEWi Product based solutions through the QC.S sales channels. This exploration will be undertaken in good faith with a view towards the negotiation and execution of an agreement for a channel partnering arrangement between the parties.

4. Warrants. KEWi.net hereby grants QC.S the irrevocable right to acquire 211,212 shares of KEWi.net common stock at $1.89 per share (the "Warrants"). The Warrants will be exercisable for 10 years from the Effective Date. At the Effective Date of the Agreement KEWi.net had 2,112,128 shares of common stock issued.

4.1 QC.S has had a reasonable opportunity to ask questions of and receive answers from KEWi.net concerning the Company, and all such questions have been answered to the full satisfaction of QC.S. No oral representations have been made or oral or written information furnished to QC.S or its advisor(s) in connection with the offering of the shares which were in any way inconsistent with this Agreement, or inconsistent with information which KEWi.net's parent corporation, 3Si Holdings
Inc. has filed with the SEC, as a publicly reporting company.

4.2 Because of QC.S's pre-existing business with the, KEWi.net and by reason of QC.S's prior investment experience, QC.S has the capacity to protect its own interests in connection with the Warrants. The amount of the Warrants is not material as compared with QC.S's total financial capacity. QC.S has had access to all material and relevant information necessary to enable QC.S to make an informed investment decision regarding the Warrants. All information requested by QC.S from KEWi.net concerning the business and financial condition of KEWi.net and the terms and conditions of the acquisition of the Warrants has been furnished to the extent KEWi.net possessed the information or could acquire it without unreasonable effort or expense.

4.3 QC.S recognizes that the Warrants as an investment (if converted to shares in KEWi.net) involve significant risks.

4.4 QC.S understands that it may not sell, offer for sale, assign, pledge, hypothecate or otherwise transfer or encumber all or any part of its interest in the Warrants except in compliance with all applicable securities laws.

4.5 The Warrants are being issued to QC.S solely for QC.S's own account for investment and not for the account of any other person or entity, and not for distribution, assignment or resale to others. No other person or entity has a direct or indirect beneficial interest in the Warrants.

4.6 QCS is an Accredited Investor as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933.

5. Confidential Information. Neither party will disclose any of the other party's Confidential Information to any third party, or use the other party's Confidential Information for its own benefit or for the benefit of any third party, without the other party's prior written consent. Both parties will disclose or make available Confidential Information only to those of its employees and consultants who have agreed to receive it under terms at least as restrictive as those specified in this Agreement. Each party commits to take reasonable measures to maintain the confidentiality of the Confidential Information, but not less than the measures it uses for its proprietary or confidential information of similar type. Either party will immediately notify the other of any unauthorized use or disclosure of the other party's Confidential Information. The provisions of this section shall survive for two (2) years after any termination of this Agreement.

6.  Term and Termination.

6.1 Term. This Agreement shall remain effective for two (2) years following the Effective Date; provided however, that the Agreement will automatically renew for subsequent one (1) year periods unless terminated by written notice delivered to the other party at least sixty days prior to the anniversary of the Effective Date.

6.2 Default. Either party may terminate this Agreement for a material breach by the other party that remains uncured for thirty (30) days after the breaching party receives written notice from the non-breaching party. In the case of any such termination, rights to damages and other remedies for breach will survive.

6.3 Effect of Termination. Upon termination of this Agreement both parties will return all of the other party's Confidential
Information in its possession, or under its control.

7. Assignment. This Agreement and the rights and obligations hereunder may not be assigned in whole or part by either party without the prior written consent of the other, except that either party may assign this Agreement to any person or entity that buys or otherwise accedes to the ownership rights of fifty percent (50%) or more of the assigning party's stock or all or substantially all of the assigning party's assets.

8. Relationship of the Parties. The parties are independent contractors. Nothing in this agreement is intended or will be construed as making either party the partner, joint venturer, or agent of the other. Each party will pay all expenses whatsoever of its offices and activities and be responsible for the acts and expenses of its employees and agents incurred in connection with this Agreement.

9. Severability. If any part of this Agreement is found invalid or unenforceable by a court or other tribunal, the remainder of this Agreement will be given full force and effect and that part held invalid or unenforceable will be amended so as to achieve as nearly as possible the same legal and economic effect as the original provision.

10. Notice. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed as received upon personal delivery, upon receipt from a courier service, or upon the fifth business day following mailing by registered or certified mail. Notices for the parties shall be addressed to:

For QC.S:

Martin Barrack
Qwest Cyber.Solutions LLC
1670 Broadway, Suite 2600
Denver, CO 80202

For KEWi.net:

Frank Backes
KEWi.net Inc.
6886 So. Yosemite St.
Englewood, CO 80112

11. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and the United States, including patent and copyright laws, without reference to the conflict of law provisions of those jurisdictions. The exclusive venue for all cases arising from or related to this Agreement shall be the federal and state courts in the State of Colorado.

12. Entire Agreement/Modification. This Agreement constitutes the entire agreement between the parties and supersedes all prior proposals, agreements, arrangements, and understandings between the parties with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except in writing and signed by the party against whom enforcement of same is sought. In the event of any conflicts between the terms of this Agreement and those appearing in any document incorporated herein by reference, the terms and conditions of this Agreement shall take precedence.
The waiver or failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further or future right of this Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement to be effective as of the Effective Date defined herein.


KEWi.net, Inc.


By: /s/  Frank Backes
Frank Backes, President

Qwest Cyber.Solutions LLC


By: /s/  Martin Barrack
Martin Barrack, Vice President